November 21, 2013

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”), formerly known as Cornerstone Core Properties REIT, Inc., and have enclosed a statement of your account as of September 30, 2013. Our current real estate portfolio consists of investments in twelve properties. Please see our Portfolio Summary in Exhibits A and B.

Name Change

We are pleased to announce that our Company is now known as Summit Healthcare REIT, Inc. For more than a year, our Board of Directors (the “Board”), with assistance from our Advisor, has executed a strategic repositioning of our industrial property portfolio into senior housing facilities. With the repositioning nearly complete, we believe that it is the right time to change our Company name to better reflect our investment focus and symbolize the start of a new chapter in our story.

With the execution of our repositioning strategy, we believe that we have built a solid foundation upon which Summit Healthcare REIT can grow. We know a simple name change cannot erase the memories of the challenges we have encountered, but we believe that our new name will focus all stakeholders on our continued dedication to accomplish our goals.

The Board remains committed to the following five key objectives:

1.	Growing revenues and income generated by the REIT;
2.	Growing shareholder value;
3.	Growing and diversifying the overall size of the REIT’s portfolio;
4.	Reinstating a cash distribution plan for the benefit of shareholders, as conditions permit; and
5.	Reinstating a stock repurchase program for the benefit of shareholders, as conditions permit.

As a result of our name change, you can now find us online at www.SHREIT.com where you will find information about the REIT, shareholder resources, and access to your secure online account. Please see the enclosed postcard for a list of our current addresses and phone numbers.

Joint Ventures

As we have previously reported, the REIT maintains a 95% equity interest in a joint venture entity that owns six of the healthcare facilities in our portfolio. Our joint venture partner Cornerstone Healthcare Real Estate Fund (“CHREF”) maintains the remaining 5% equity interest in this joint venture entity. Recently, in efforts to advance the above stated key objectives, the REIT, as manager of the joint venture entity, agreed to sell up to 46% of the joint venture entity’s equity interests in five of our properties, namely the Sheridan, Portland, Medford, Galveston, and Tigard facilities (collectively, the “JV Facilities”) to third party investors (the “Third Parties”).

Assuming the Third Parties purchase the maximum permitted equity interests in the JV Facilities, ownership in the JV Facilities would be as follows:

Ownership
Equity Holder	Interest

Summit Healthcare REIT	51.3%

CHREF	2.7%

Third Parties	46.0%

100.0%

We believe that by selling a portion of our equity interests through the Third Parties, the company will raise new capital to use to diversify and grow the overall size of our portfolio of properties we control. Our Board, with the assistance of our Advisor, intends to use the proceeds from these sales of our interests to the Third Parties to acquire additional healthcare facilities as part of the REIT’s repositioning and growth strategy, although there can be no guarantee that we will be able to profitably reinvest these proceeds.

Acquisitions

On October 4, 2013, the REIT acquired, through a wholly owned subsidiary, three assisted living facilities in North Carolina (collectively, the “NC Facilities”) for a purchase price of approximately $15.3 million.

The NC Facilities will be 100% leased to wholly-owned subsidiaries of Meridian Senior Living (“Meridian”), the current operator of each of the NC Facilities, pursuant to 15-year triple net leases. Meridian currently operates 120 senior living communities in 12 states with over 4,400 units, including Danby House and Heritage Woods of Aledo, which are both facilities within our Healthcare/Repositioned Portfolio.

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The lease rate at the NC Facilities (calculated as the first year lease payment as a percentage of the purchase price) is approximately 8.8%.

The NC Facilities were acquired subject to an interim loan agreement with The Private Bank (the “PB Loan”) in the amount of $11.4 million, secured by a first lien security interest in the NC Facilities. The PB Loan matures on October 3, 2016. It is the intent of the Company to replace the PB Loan with HUD financing.

The NC Facilities are as follows:

Carteret House is a 64-bed assisted living facility located in Newport, North Carolina. The facility totals 29,570 square feet and was constructed in 1994.

Hamlet House is a 60-bed assisted living facility located in Hamlet, North Carolina. The facility totals 34,638 square feet and was constructed in 1999.

Shelby House is a 64-bed assisted living facility located in Shelby, North Carolina. The facility totals 23,074 square feet and was constructed in 1991.

Dispositions

On July 26, 2013, we sold our 1830 South Santa Fe property in Santa Ana, California, to an unrelated third party for $1.7 million.

Our Shoemaker Industrial Property in Santa Fe Springs, California, was comprised of four separate buildings located on two parcels. We were able to separate the parcels into four distinct legal parcels to facilitate selling them to individual buyers in order to maximize sale proceeds. On August 5, 2013, we sold one of the four buildings to an unrelated third party for $0.5 million. On August 14, 2013, we sold a second building to an unrelated third party for $0.5 million. The two remaining buildings are under contract for sale, and the escrows are scheduled to close during the fourth quarter of 2013.

On September 6, 2013, we sold four industrial properties in Florida to an unrelated third party for $24.0 million. The properties sold included Goldenrod Commerce Center, Hanging Moss Commerce Center, Monroe South Commerce Center, and Monroe North Commerce Center.

The proceeds from the sale of the industrial properties were partially used to fully repay all of the loans secured by the properties sold, pay brokerage commissions, fees and expenses related to the sales. Approximately $4.3 million of the remaining net proceeds were reinvested into the above described NC Facilities, and the remainder is intended to be used to acquire additional healthcare assets as part of the REIT’s continuing execution of the repositioning and growth strategy.

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Change of Interim CFO

Effective November 18, 2013, Dominic J. Petrucci will replace Timothy C. Collins as interim Chief Financial Officer of the Company. Mr. Petrucci has significant CFO experience with several real estate investment and development firms. Mr. Petrucci was an executive with the Company's advisor from 2002 through 2008, and possesses a working knowledge of the Company and its portfolio.

For more information regarding the third quarter 2013 financial report or other recent events, please view the complete Form 10-Q or applicable Form 8-K filings by visiting our website as follows: 1) Go to www.SHREIT.com, 2) Click on “Investors” at the top of the screen, 3) Select “SEC Filings” from the side-bar menu and 4) Click on the applicable filing.

If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Dominic J. Petrucci

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2012, and quarterly report for the periods ended March 31, 2013, June 30, 2013, and September 30, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CL0330 11/13

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EXHIBIT A

Summit Healthcare REIT, Inc. –Portfolio Summary

As of September 30, 2013

Healthcare/Repositioned Portfolio

PROPERTY	LOCATION	ACQUISITION DATE	Sept 30, 2013 OWNERSHIP PERCENTAGE	NET BOOK VALUE[1] (in millions)	SQUARE FEET	Sept. 30, 2013 Leased %[2]
Joint Venture Portfolio[3]
Sheridan Care Center	Sheridan, OR	Aug-12	91.3%	$3.9	13,912	100%
Fern Hill Care Center	Portland, OR	Aug-12	91.3%	$4.3	13,344	100%
Farmington Square Medford	Medford, OR	Sept-12	91.3%	$8.2	32,557	100%
Friendship Haven Healthcare and Rehabilitation Center	Galveston County, TX	Sept-12	91.3%	$14.3	56,968	100%
Pacific Health & Rehabilitation	Tigard, OR	Dec-12	91.3%	$7.9	28,514	100%
Danby House	Winston-Salem, NC	Jan-13	95.0%	$9.6	27,135	100%
Heritage Woods of Aledo	Aledo, IL	Jul-13	100%	$8.6	27,493	100%
Healthcare/Repositioned Portfolio Total				$56.8 million	199,923	100%

Industrial/Legacy Portfolio4

PROPERTY	LOCATION	ACQUISITION DATE	Sept 30, 2013 OWNERSHIP PERCENTAGE	NET BOOK VALUE[1] (in millions)	SQUARE FEET	Sept. 30, 2013 Leased %
Shoemaker Industrial Buildings	Santa Fe Springs, CA	Jun-06	100%	$0.5	9,721	100%
Sherburne Commons	Nantucket, MA	Dec-09	N/A	$3.8	96,302	56.7%
Industrial/Legacy Portfolio Total				$4.3 million	106,023	60.7%

EXHIBIT B - Subsequent Event

Healthcare/Repositioned Portfolio

PROPERTY	LOCATION	ACQUISITION DATE	OWNERSHIP PERCENTAGE	PURCHASE PRICE (in millions)	SQUARE FEET	Leased % at time of purchase[2]
North Carolina Facilities				$15.3
Carteret House	Newport, NC	Oct-13	100%		29,570	100%
Hamlet House	Hamlet, NC	Oct-13	100%		34,638	100%
Shelby House	Shelby, NC	Oct-13	100%		23,074	100%
Subsequent Event Total				$15.3 million	87,282	100%

1Net book value is not a fair market value for such properties, which could be more or less than what is listed. The net book value listed represents 100% of each property.

2Each of these properties is leased to a single tenant/operator under a triple net lease, with the exception of Sherburne Commons.

3Summit Healthcare REIT, Inc. holds a majority interest in each of the properties within the Joint Venture Portfolio portion of the Healthcare/Repositioned Portfolio through a joint venture entity. The net book value listed represents 100% of each property. The net book value of the REIT’s ownership interest in the Joint Venture Portfolio is $44.4 million.

4The remaining properties in our Industrial/Legacy Portfolio are pending sale.

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